One CDW Way 200 N. Milwaukee Avenue Vernon Hills, IL 60061 Phone: 847.465.6000 Fax: 847.465.6800 Toll-free: 800.800.4239 CDW.com

October 9, 2017

Ms. Ann Ziegler
Via Email

Re:	Letter of Understanding Regarding Post-Retirement Consulting Services and Access to CDW Health Benefit

Dear Ann:
This letter is to memorialize the terms of the arrangement pursuant to which (i) you will provide post-termination consulting services to CDW Corporation and its subsidiaries (“CDW”) for a period of 60 days after your retirement on December 31, 2017 (the “Retirement Date”) and (ii) CDW will provide you continued access to medical and prescription drug coverage under the CDW LLC Welfare Benefit Plan (the “Plan”) after your retirement.
Consulting Services
1.    During the 60-day period immediately following the Retirement Date, (the “Consulting Period”), you shall make yourself available to perform consulting services with respect to the businesses conducted by CDW. You shall comply with reasonable requests for your consulting services relating to the transition of your duties to your successor, and shall devote reasonable care to the performance of such consulting services. You shall perform the consulting services as an independent contractor without the power to bind or represent CDW or any of its affiliates.
2.    As your sole compensation for your consulting services, your outstanding equity compensation awards granted under CDW’s Amended and Restated 2013 Long-Term Incentive Plan shall remain outstanding and continue to vest during the Consulting Period in accordance with the terms of the applicable award agreements, and for purposes of such awards you shall be deemed to have voluntarily terminated your continuous service with CDW due to Retirement (as defined in the applicable award agreements) as of the last day of the Consulting Period. You shall not be eligible to receive any other compensation or employee benefits from CDW or its affiliates with respect to your consulting services.
Access to CDW Health Benefit
1.Following the Retirement Date, CDW will provide you continued access to medical and prescription drug coverage under the Plan (the “Program”). Please note that the access to benefits described in this letter is separate from your right to continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Importantly, however, in order to be eligible for the Program you must elect, and remain enrolled in COBRA continuation coverage for the full COBRA continuation coverage period (typically 18-months). If you do not exhaust the entire COBRA continuation period, you will not be able to continue to access coverage under the Plan through the Program. You will receive a separate COBRA election notice fully explaining your rights under COBRA shortly after your retirement date.
2.The Program is designed to provide you and your eligible Dependents (as defined in the Plan and who are covered under the Plan as of the date of your retirement) with continued access to the medical and prescription drug benefits offered under the Plan after your retirement from CDW. As explained above, you will become eligible to elect continued access to the medical and prescription drug benefits under the Plan after you exhaust your COBRA continuation coverage period. Your continued access to the Plan will then remain in place until the earliest of the following dates: (1) the date that you become eligible for Medicare (currently age 65); (2) the date you become eligible to participate in a subsequent employer’s medical plan; (3) the date you commit a material violation of any agreement between you and CDW (or its parent or subsidiary companies) with respect to noncompetition, nonsolicitation, confidentiality, or protection of trade secrets; (4) the date you cease to timely pay for the cost of access under the Program after notice and a 30 day cure period; (5) the date you expressly waive continued participation in the Program in writing; (6) the date you or any of your Dependents fail to timely pay the Plan in accordance with any subrogation or reimbursement requirements described therein; (7) the date of your death; (8) the date that CDW terminates the medical benefits under the Plan; and (9) the date that CDW cannot offer the Program as set forth herein due to a change in applicable law.
3.Once coverage for you or any of your Dependents is waived or failed to be elected, it is no longer available. Failure to elect and exhaust COBRA continuation coverage for you and any Dependent you wish to enroll in the Plan will constitute a waiver of coverage under the Program.
4.In the event you choose to participate in the Program, you will be responsible for paying the full value of the actual cost of your coverage under the Plan on an after-tax basis. That amount is subject to change, and will be determined by CDW annually. Once the full cost of coverage for an applicable year is determined, CDW will communicate that cost to you as soon as is practicable, but no later than the January 31st of the year during which the amount applies. CDW will send you more specific instructions regarding how to make your payments for continued access at a later date. Note, although you are responsible for paying for this coverage on an after-tax basis, this letter should not be construed as tax advice. Should you have any questions regarding the taxation of this, or any other benefit offered to you by CDW, you should contact your personal tax advisor.
5.Subject to all applicable laws, CDW reserves the right and authority to amend or terminate the medical benefits under the Plan in any respect, at any time, and from time to time. As a participant in the Plan through the Program, you are subject to all administrative rules and practices that apply to the Plan. Any and all changes made to the Plan for active employees of CDW and dependents automatically apply to this coverage. Therefore, this letter should not be construed as a guarantee that any particular benefit that is currently offered under the Plan’s medical benefit program will continue to be offered in future years. For specific information regarding the terms of the Plan, refer to the applicable summary plan description and summaries of material modifications, if any. If there is a conflict between the terms of the Plan document and this letter, the terms of the Plan document will control.
A place for your signature is provided below. If you understand and agree to the foregoing description of the Program, please sign and return one (1) fully executed copy of this Letter of Understanding to me.
Sincerely,

CDW Corporation CDW LLC By: /s/ Dennis G. Berger Name: Dennis G. Berger Title: Sr. Vice President & Chief Coworker Services Officer Date: October 9, 2017	Accepted and Agreed: By: /s/ Ann E. Ziegler Name: Ann E. Ziegler Title: Sr. Vice President & Chief Financial Officer Date: October 9, 2017

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